                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

     Prospectus Supplement to the Prospectus dated February 6, 2004 and the

            Prospectus Supplement dated February 6, 2004 -- No. 442

                                  $971,500,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

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The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $971,500,000

STATED MATURITY: October 5, 2007

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: October 5, 2004

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.75%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
        - Moneyline Telerate LIBOR page: 3750
        - Reuters screen LIBOR page: no
        - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Moneyline Telerate page 7051:
        - Moneyline Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +12.5 basis points
    - spread multiplier: none
    - initial base rate: 2.0275%
    - maximum rate: none
    - minimum rate: none
    - denomination: $2,000 and integral multiples of $1,000 thereafter
    - interest reset dates: quarterly -- on January 5, April 5, July 5 and October 5, commencing on January 5, 2005
    - interest payment dates: January 5, April 5, July 5 and
      October 5, commencing on January 5, 2005
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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    The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated February 6, 2004 and prospectus supplement dated February 6, 2004 for additional information about the notes being purchased.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the notes after their initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.



                     GOLDMAN, SACHS & CO.

SIEBERT CAPITAL MARKETS                         THE WILLIAMS CAPITAL GROUP, L.P.

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                Prospectus Supplement dated September 30, 2004.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                               PRINCIPAL AMOUNT
UNDERWRITERS                       OF NOTES
------------                   ----------------
Goldman, Sachs & Co. ........    $952,070,000
Muriel Siebert & Co. Inc. ...       9,715,000
The Williams Capital Group,
  L.P. ......................       9,715,000
                                 ------------
  Total......................    $971,500,000
                                 ============

     Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.250% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to 0.200% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the original issue price of up to 0.125% of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

     Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $190,000.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus and "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Supplemental Plan of Distribution..............   S-2
    Prospectus Supplement dated February 6, 2004

Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
                     Prospectus

Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    31
Description of Purchase Contracts We May
  Offer........................................    48
Description of Units We May Offer..............    53
Description of Preferred Stock We May Offer....    58
The Issuer Trusts..............................    66
Description of Capital Securities and Related
  Instruments..................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. ...........................    93
Legal Ownership and Book-Entry Issuance........    98
Considerations Relating to Securities Issued in
  Bearer Form..................................   104
Considerations Relating to Indexed
  Securities...................................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................   112
Considerations Relating to Capital
  Securities...................................   115
United States Taxation.........................   118
Plan of Distribution...........................   141
Employee Retirement Income Security Act........   144
Validity of the Securities.....................   144
Experts........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   145

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                                  $971,500,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Medium-Term Notes, Series B
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                              [GOLDMAN SACHS LOGO]

                             ----------------------
                              GOLDMAN, SACHS & CO.
                            SIEBERT CAPITAL MARKETS
                        THE WILLIAMS CAPITAL GROUP, L.P.
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